Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES THE RETIREMENT OF A MEMBER OF ITS BOARD OF DIRECTORS
NEW ALBANY, OHIO, November 11, 2010 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today announced that Scott D. Rued, a member of its Board of Directors since 2001, has retired due to time constraints associated with other business interests.
“Scott’s experience and contribution to CVG over the last ten years has been invaluable and is reflected in the many successes we have achieved to date. We wish him continued success in his future business ventures,” stated Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group, Inc.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture markets and the specialty and military transportation markets. The Company’s products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
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